                                  Exhibit 12.1
                Computation of Ratio of Earnings to Fixed Charges
                (in thousands of Canadian Dollars, except ratios)


                                    3 Months     12 Months      12 Months     12 Months      12 Months     12 Months     12 Months
                                    31-Mar-03    31-Dec-02      31-Dec-01     31-Dec-00      31-Dec-99     31-Dec-98     31-Dec-97
                                  -----------   -----------    -----------   -----------    -----------   -----------   -----------
Consolidated Net Income              $24,394       $79,532        44,931         27,470        13,598         31,011        22,151
       Add back:
        Interest Expense               4,462        12,274        11,399         11,408        10,557          2,034             -
        Income Taxes                   3,842        (8,796)       10,083          5,393        (1,896)        20,428         6,189
                                 -----------   -----------    ----------     ----------    ----------    -----------   -----------

Consolidated Net Income
 before interest and income
 taxes                               $32,698       $83,010       $66,413        $44,271       $22,259        $53,473       $28,340
                                 ===========   ===========    ==========     ==========    ==========    ===========   ===========

Interest on exisiting debt           $ 4,462       $12,274       $11,399        $11,408       $10,557        $ 2,034             -



Earnings Coverage Ratio                 7.33          6.76          5.83           3.88          2.11          26.29             -
                                  -----------   -----------    ---------     ----------     ---------    -----------   -----------